EXHIBIT 99.1

Qumu Reports Record Quarterly Revenue of $8.8 Million

Revenue up 47% from 1Q 2015

Gross Margin Increased to 49% from 37% in 1Q 2015

Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – August 6, 2015 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the second quarter ended June 30, 2015. Revenue totaled $8.8 million during the period and was up 47% from the revenue in the first quarter of 2015, establishing a new quarterly record for Qumu. Revenue was four percent higher than the $8.4 million generated during last year’s second quarter, which was previously the Company’s highest. Excluding significant revenue in the second quarter of 2014 from a large customer, revenue is up 46% over last year. Contracted commitments totaled $8.3 million in the second quarter of 2015 compared with $7.4 million in the second quarter of 2014, an increase of 12%.

“The second quarter results reflected significant sequential growth in revenue and improved gross margins,” said Sherman Black, CEO of Qumu. “We also saw improved execution in EMEA as we addressed issues noted in our first quarter report. In North America we continued to generate strong results from the Global 2000 market as we added new customers and expanded within our existing base. Lastly, in APAC we entered into a valuable sales partnership with Fujitsu, one of the world’s foremost IT service providers and the number one IT service provider in Japan.”

“During the quarter we were once again recognized by an industry analyst for our product and technology leadership,” Mr. Black continued. “Aragon Research, a technology-focused research and advisory firm, named Qumu a leader in the Aragon Research Globe for Video Content Management, 2015 report. In addition, our R&D investments resulted in several product highlights for the quarter.” These include:

•	Video Optimization Pack for Citrix Virtual Desktop Infrastructure

•	Enhanced mobility offerings

◦	Qumu Enterprise Mobile App v 2.5

◦	Qumu Enterprise integration with Citrix XenMobile Enterprise Mobility Management

◦	Qumu Cloud iOS and Android mobile apps

•	Qumu Cloud deployment on IBM Cloud’s SoftLayer

•	Cross publishing ability from Qumu Enterprise to Qumu Cloud

•	Qumu Cloud Japanese localization

•	Unified Communications Gateway to enable videoconferencing endpoints as sources for a live webcast

•	Live Transform, added functionality to Qumu’s already expansive streaming capabilities

•	Receipt of a U.S. Patent for Secured Delivery technology

•	Integrations with Webex and Microsoft Office 365

Other Second Quarter Information

•
Contracted commitments of $8.3 million for the second quarter of 2015 were received from several new customers representing a variety of industries, including financial services, insurance, heavy industry, creative services and non-profit service organizations.

•	Backlog was $33.4 million at June 30, 2015 compared with $33.9 million at the end of March 2015.

•
Cash, marketable securities and restricted cash at the end of June totaled $21.8 million compared with $29.7 million at the end of March, reflecting the second quarter operating loss and an unfavorable impact on cash from changes in working capital. Restricted cash consists of $2.3 million in proceeds from the sale of the disc publishing business in July 2014 that are in escrow which is scheduled to be released to the Company in October 2015.

Guidance for 2015
During the second half of 2015, the Company expects increased revenue growth compared with the first half of the year. Factors expected to drive this growth include stronger European leadership and execution, the continued strength of Qumu Enterprise in the Americas, the completion of a reseller agreement with a leading APAC channel partner, and a strong second half pipeline. Qumu maintains its guidance that annual revenue growth in 2015 will exceed 40% compared with prior year results. In addition, the Company maintains expectations of gross margins to exceed 50% for 2015.

“In support of our goal to be cash flow break even by the end of 2016, we are in the midst of a comprehensive operational review and have begun implementing cost reduction measures to consolidate and better focus our resources. As a result of this effort, we expect cash used by operations in the second half of 2015 to be reduced by at least 50% compared to the first half of 2015, and we expect cash and marketable securities to be approximately $15 million at the end of 2015,” Mr. Black concluded.

Conference Call
The Company has scheduled a conference call and webcast to review its second quarter results today, August 6, 2015 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 877-419-6594 for domestic participants and 719-325-4760 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue; the demand for the Company’s products or software; the anticipated benefits of sales partnerships and the success of cost reduction measures. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:
Peter Goepfrich, CFO
Qumu Corporation
952-683-7864
Or

EVC Group
Doug Sherk, 415-652-9100

QUMU CORPORATION
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Software licenses and appliances	$2,719	$4,714	$3,703	$5,910
Service	6,045	3,690	11,030	6,423
Total revenues	8,764	8,404	14,733	12,333
Cost of revenues:
Software licenses and appliances	706	1,464	939	2,236
Service	3,786	2,778	7,328	4,545
Total cost of revenues	4,492	4,242	8,267	6,781
Gross profit	4,272	4,162	6,466	5,552
Operating expenses:
Research and development	2,858	2,264	5,660	4,288
Selling, general and administrative	8,298	7,421	17,490	13,938
Amortization of purchased intangibles	200	156	399	313
Total operating expenses	11,356	9,841	23,549	18,539
Operating loss	(7,084)	(5,679)	(17,083)	(12,987)
Other income (expense):
Interest, net	15	10	31	22
Loss on currency exchange	(4)	(6)	(68)	(23)
Other, net	—	—	—	(10)
Total other income (expense), net	11	4	(37)	(11)
Loss before income taxes	(7,073)	(5,675)	(17,120)	(12,998)
Income tax benefit	(146)	(296)	(319)	(1,446)
Net loss from continuing operations	(6,927)	(5,379)	(16,801)	(11,552)
Net income (loss) from discontinued operations, net of tax	(22)	562	(89)	2,806
Net loss	$(6,949)	$(4,817)	$(16,890)	$(8,746)
Net income (loss) per basic and diluted share:
Net loss from continuing operations per share	$(0.75)	$(0.61)	$(1.83)	$(1.32)
Net income (loss) from discontinued operations per share	$—	$0.06	$—	$0.32
Net loss per share	$(0.75)	$(0.55)	$(1.83)	$(1.00)
Basic and diluted weighted average shares outstanding	9,243	8,748	9,206	8,724

QUMU CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

Assets	June 30, 2015	December 31, 2014
Current assets:	(unaudited)
Cash and cash equivalents	$5,985	$11,684
Marketable securities	13,503	23,486
Restricted cash	2,301	2,300
Receivables, net of allowance for doubtful accounts	6,722	10,090
Finished goods inventories	384	168
Prepaid income taxes	512	301
Prepaid expenses and other current assets	5,565	3,633
Deferred income taxes - current	62	64
Current assets from discontinued operations	945	1,026
Total current assets	35,979	52,752
Property and equipment, net of accumulated depreciation	2,209	1,899
Intangible assets, net of amortization	12,401	13,384
Goodwill	8,609	8,525
Other assets - non-current	3,985	3,617
Total assets	$63,183	$80,177
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable and other accrued liabilities	$2,962	$3,529
Accrued compensation	4,463	6,222
Deferred revenue	10,036	9,015
Deferred income taxes - current	32	110
Income taxes payable	24	53
Financing obligations - current	163	—
Current liabilities from discontinued operations	50	448
Total current liabilities	17,730	19,377
Non-current liabilities:
Deferred revenue - non-current	1,143	1,047
Income taxes payable - non-current	9	8
Deferred tax liability - non-current	991	1,071
Financing obligations - non-current	315	—
Other non-current liabilities	331	401
Total non-current liabilities	2,789	2,527
Total liabilities	20,519	21,904
Stockholders’ equity:
Common stock	93	91
Additional paid-in capital	64,729	63,566
Accumulated deficit	(21,489)	(4,599)
Accumulated other comprehensive loss	(669)	(785)
Total stockholders’ equity	42,664	58,273
Total liabilities and stockholders’ equity	$63,183	$80,177

QUMU CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(16,890)	$(8,746)
Net income (loss) from discontinued operations, net of tax	(89)	2,806
Net loss from continuing operations	(16,801)	(11,552)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Depreciation and amortization	1,503	924
Current income tax benefit resulting from income generated from discontinued operations	—	(1,463)
Deferred income tax benefit	(170)	(25)
Loss on disposal of property and equipment	4	10
Stock-based compensation	1,068	784
Changes in operating assets and liabilities:
Receivables	3,393	(5,456)
Finished goods inventories	(216)	(39)
Prepaid income taxes / income taxes payable	(209)	396
Prepaid expenses and other assets	(2,077)	(1,555)
Trade accounts payable and other accrued liabilities	(559)	762
Accrued compensation	(1,763)	(1,153)
Deferred revenue	1,073	1,741
Other non-current liabilities	(69)	(63)
Net cash used in continuing operating activities	(14,823)	(16,689)
Net cash provided by (used in) discontinued operating activities	(397)	5,980
Net cash used in operating activities	(15,220)	(10,709)
Cash flows provided by (used in) investing activities:
Purchases of marketable securities	(8,000)	(20,251)
Sales and maturities of marketable securities	17,965	9,000
Purchases of property and equipment	(425)	(367)
Proceeds from sale of property and equipment	43	—
Net cash provided by (used in) continuing investing activities	9,583	(11,618)
Net cash provided by discontinued investing activities	—	22
Net cash provided by (used in) investing activities	9,583	(11,596)
Cash flows provided by (used in) financing activities:
Checks written in excess of bank balance	—	74
Common stock repurchases to settle employee withholding liability	(45)	(52)
Principal payments on capital lease obligations	(168)	—
Proceeds from employee stock plans	142	108
Net cash provided by (used in) continuing financing activities	(71)	130
Net cash used in discontinued financing activities	—	(5)
Net cash provided by (used in) financing activities	(71)	125
Effect of exchange rate changes on cash	9	11
Net decrease in cash and cash equivalents	(5,699)	(22,169)
Cash and cash equivalents, beginning of period	11,684	37,725
Cash and cash equivalents, end of period	$5,985	$15,556

QUMU CORPORATION
Non-Cash Charges Included in Continuing Operations
(unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Continuing Operations:
Depreciation	$238	$173	$471	$331
Amortization of intangibles
Cost of revenues	$317	$140	$633	$280
Amortization of purchased intangibles	200	156	399	313
Total amortization of intangibles	$517	$296	$1,032	$593
Equity compensation:
Cost of revenues	$39	$11	$75	$18
Research and development	81	59	162	117
Selling, general and administrative	380	365	831	649
Total equity compensation	$500	$435	$1,068	$784